Exhibit 23.1

Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-75268 pertaining to the 1994 Stock Option Plan and 1994 Stock Purchase Plan, No. 33-80662 pertaining to the 1994 Stock Option Plan, No. 33-93394 pertaining to the 1994 Employee Stock Purchase Plan, No. 333-29801 pertaining to the 1994 Stock Option Plan, No. 333-60057 pertaining to the 1994 Stock Option Plan, No. 333-79789 pertaining to the 1994 Stock Option Plan, No. 333-43504 pertaining to the 1994 Stock Option Plan and 1994 Stock Purchase Plan, No. 333-72098 pertaining to the 1994 Stock Option Plan and No. 333-117193 and No. 333-126083 pertaining to the 1994 Stock Option Plan and 1994 Stock Purchase Plan) and the Registration Statements on Forms S-3 (No. 333-38266, No. 333-54912, No. 333-116973, No. 333-126084, No. 333-130248 and No. 333-131744) of InSite Vision Incorporated of our report dated March 15, 2007, with respect to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of InSite Vision Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
March 15, 2007